Exhibit 5.1

Hogan Lovells US LLP
Harbor East
100 International Drive
Suite 2000
Baltimore, MD 21202
T +1 410 659 2700
F +1 410 659 2701
www.hoganlovells.com

September 28, 2018

Board of Directors

Ashford Inc.

14185 Dallas Parkway

Suite 1100

Dallas, TX 75254

310,500 Shares of Common Stock

Ladies and Gentlemen:

We are acting as counsel to Ashford Inc., a Maryland corporation (the “Company”), in connection with its offering and sale of up to 310,500 shares of Common Stock, par value $0.01 per share of the Company (the “Securities”).  The Securities are being issued pursuant to the Underwriting Agreement dated as of September 25, 2018 between the Company and UBS Securities LLC, as representative of the several underwriters named therein (the “Agreement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the issuance and sale of the Securities on the date hereof.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended and as currently in effect.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that, when issued in accordance with the provisions of the Agreement, the Securities will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the issuance and sale of the Securities pursuant to the Agreement.   We assume no obligation to advise you of any changes in the foregoing subsequent to the date hereof

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP